Exhibit 3.8

CERTIFICATE	MK/6001250/377888.cer

I, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam, hereby certify that, relying on information provided by the Trade Register today and without having conducted any further investigation, hereby certify that:

•

attached to this certificate is a copy of the deed of incorporation of the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Smurfit International B.V., having its seat in Amsterdam, its address at 1076 EE Amsterdam, Fred. Roeskestraat 123, filed at the Trade Register under number 33149443, executed on 30 September 1977 before Ch.J. Lubbers, civil-law notary in Amsterdam, together with an informal English translation thereof;

•	in the English translation, efforts have been made to translate as literal as possible; inevitably, differences may occur in translating and if so, the Dutch text will prevail.

Signed in Amsterdam on 6 July 2006.

[Illegible]

Stibbe

Eerste bladzijde.

OPRICHTING BESLOTEN VENNOOTSCHAP

Op heden de dertigste september negentienhonderd zevenenzeventig, verscheen voor mij, Christiaan Jan Lubbers, notaris te Amsterdam: mevrouw Mr. Cornélie Jacoba Zeevenhoven, candidaat-notaris, wonende te Amsterdam, ten deze handelend als gevolmachtigd lasthebster van

1.B.V. Trustmaatschappij Rokin, gevestigd te Amsterdam;

2.Rokin Management B.V., gevestigd te Amsterdam. Van de last en volmacht op de comparante blijkt uit twee onderhandse akten van lastgeving en volmacht welke na vooraf conform de Wet voor echt erkend en getekend te zijn aan deze akte zijn gehecht. Comparante verklaarde bij deze akte namens haar last-gevers een besloten vennootschap met beperkte aan sprakelijkheid op te richten.

In het bij de oprichting geplaatste kapitaal wordt deelgenomen:

a.	door B.V. Trustmaatschappij Rokin voor vieren twintig (24) aandelen;
b.

door Rokin Management B.V. voor één (1) aandeel. De verklaring van geen bezwaar is op het ontwerp van deze akte verleend op achtentwintig september negentienhonderd zevenenzeventig, onder nummer B.V.185.846, blijkens een op dat ontwerp gestelde verklaring. Dat ontwerp is aan deze akte gehecht. De statuten van de vennootschap luiden als volgt:

NAAM EN ZETEL

ARTIKEL 1.

Tweede bladzijde.

De vennootschap draagt de naam: Smurfit International B.V.. Zij heeft haar zetel to Amsterdam.

DOEL

ARTIKEL 2.

Het doel van de vennootschap is het deelnemen in en op andere wijze belang verwerven in-, alsmede het besturen, controleren, adviseren en financieren van andere vennootschappen en ondernemingen. De vennootschap heeft mede ten doel het verwerven, exploiteren, bezwaren en vervreemden van onroerende goederen en het verwerven, verlenen, exploiteren en vervreemden van licenties, octrooien, handelsnamen, handelsmerken, auteursrechten, productie- en repro-ductierechten, royaltyrechten en elle andere vormen van industriële en intellectuele eigendomsrechten. De vennootschap heeft voorts ten doel het verrich ten van al hetgeen in de ruimste zin met het voren-staande verband houdt of daaraan bevorderlijk kan zijn.

DUUR

ARTIKEL 3.

De vennootschap is aangegaan voor onbepaalde tijd.

KAPITAAL

ARTIKEL 4.

1.

Het maatschappelijk kapitaal bedraagt éénhonderd vijfentwintig duizend gulden (f 125.000,--) verdeeld in éénhonderd vijfentwintig (125) aandelen van éénduizend gulden (f 1.000,--) nominaal elk, waarvan bij de oprichting van de vennoot schap zijn geplaatst vijfentwintig (25) aandelen.

2.	De vennootschap kan voor eigen rekening volge storte aandelen in eigen kapitaal onder bezwa rende titel verwerven tot ten hoogste de helft van het geplaatste kapitaal.

Derde bladzijde.

Voor door de vennootschap verworven aandelen in eigen kapitaal kan geen stemrecht worden uitgeoefend en die aandelen blijven buiten beschouwing bij de bepaling in hoeverre in enig geval het geplaatste kapitaal van de vennootschap in een vergadering is verte genwoordigd. Op die aandelen worden ten behoeve van de vennoot schap geen winst- en/of liquidatie-uitkeringen ge daan.

AANDELEN

ARTIKEL 5.

1.	De aandelen luiden op naam en zijn doorl opend genum merd van 1 af.
2.	Door de vennootschap worden geen aandeel bewijzen af gegeven.
3.	De directie houdt een register van aandeelhouders over eenkomstig de Wet.
4.	Door de vennootschap kan geen medewerking, in de zin van de Wet, worden verleend aan de uitgifte van certificaten van aandelen.
5.

Op aandelen kan zowel een pandrecht als een recht van vruchtgebruik worden gevestigd, doch daarbij kan het aan de betreffende aandelen verbonden stemrecht niet aan de pandhouder of vruchtgebruiker worden toegekend. De pandhouder of vruchtgebruiker aan wie alszodanig het aan de betreffende aandelen verbonden stemrecht niet toekomt geniet niet de rechten als door de Wet toegekend aan houders van met medewerking van een ven nootschap uitgegeven certificaten op naam van aandelen in die vennootschap.

OVERDRACHTSBEPERKINGEN

ARTIKEL 6.

Elke overdracht van aandelen, geen enkele uitgezonderd, kan slechts geschieden, nadat die aandelen te koop zijn aangeboden aan alla overige aandeelhouders, die binnentwee maanden aan de aanbieder kennis dienen to geven of zij gegadigd zijn tot aankoop van de aangeboden aandelen

Vierde bladzijde.

tegen contante betaling. De aanbieder blijft bevoegd zijn aanbod in te trekken, mits dit geschiedt binnen één maand nadat hem bekend is aan welke gegadigden hij al de door hem aangeboden aan delen kan verkopen en tegen welke prijs.

Indien komt vast te staan, dat er onder de overige aandeelhouders geen of onvoldoende gegadigden zijn voor aan koop van alle aangeboden aandelen tegen contante betalin, is de aanbieder gedurende drie maanden nadien vrij de aangeboden aandelen over te dragen aan wie hem goeddunkt Indien een of meer van de partijen dit verlangt zal de prijs van de aandelen worden vastgesteld door een onaf hankelijke deskundige, aan te wijzen door de Kantonrech ter binnen wiens ressort de vennootschap haar statutaire zetel heeft.

LEVERING VAN AANDELEN

ARTIKEL 7.

De levering van aandelen geschiedt door betekening van de akte van levering aan de vennootschap, dan wél door schriftelijke erkenning van de levering door de vennoot schap nadat de akte van levering aan de vennootschap is overgelegd.

Indien de levering niet-volgestorte aandelen betreft kan de erkenning slechts geschieden indien de akte van levering een vaste dagtekening heeft.

BESTUUR

ARTIKEL 8.

1.Het bestuur van de vennootschap is opgedragen aan een direktie, bestaande uit één of meer leden.

2.

De benoeming van directeuren geschiedt door de alge mene vergadering van aandeelhouders. Directeuren kunnen te allen tijde door de algemene vergadering van aandeelhouders worden geschorst of ont slagen. Een schorsing kan echter ook na een of meer malen verlengd te zijn in totaal niet langer duren dan drie maanden.

Vierde bladzijde.

3.	Het salaris en de overige voorwaarden van de benoe ming van directeuren worden eveneens vastgesteld door de algemene vergadering van aandeelhouders.

VERTEGENWOORDIGING

ARTIKEL 9.

De vennootschap wordt in en buiten rechte vertegenwoor digd door iedere directeur.

BELET OF ONTSTENTENIS

ARTIKEL 10.

Bij ontstentenis of belet van één der directeuren zijn de overblijvende directeuren casu quo is de overblijvende directeur voorlopig met het gehele bestuur belast. Ingeval van belet of ontstentenis van alle directeuren of van de enige directeur berust het bestuur van de ven nootschap tijdelijk bij de raad van commissarissen.

RAAD VAN COMMISSARISSEN

ARTIKEL 11.

1.	De raad van commissarissen bestaat uit één of meer commissarissen.
2.

De benoeming van commissarissen geschiedt door de al gemene vergadering van aandeelhouders. Commissarissen kunnen te allen tijde door de algemene vergadering van aandeelhouders worden geschorst of ont slagen. Een schorsing kan echter, ook na een of meer malen verlengd te zijn in totaal niet langer duren dan drie maanden.

3.	De algemene vergadering van aandeelhouders kan aan commissarissen een beloning toekennen.
4.

De algemene vergadering kan één of meer commissarissen aanstellen tot gedelegeerd commissaris, welke commissaris (sen) alsdan alszodanig meer in het bijzonder zal (zullen) zijn belast met het plegen van regelmatig ove leg met de directie omtrent de gang van zaken van de vennootschap.

BOEKJAAR

ARTIKEL 12.

Zesde bladzijde.

Het boekjaar van de vennootschap. loopt van één februari tot en met eenendertig januari daaraanvolgend.

WINSTBESTEMMING

ARTIKEL 13.

De winst blijkende uit de door de algemene vergadering van aandeelhouders vastgestelde winst- en verliesreke- ning staat ter beschikking van de algemene vergadering van aandeelhouders.

ALGEMENE VERGADERINGEN VAN AANDEELHOUDERS

ARTIKEL 14.

1.	De oproeping tot de algemene vergadering van aandeel houders moet uiterlijk geschieden op de vijftiende dag voor de vergadering bij aangetekend schrijven vermeldende de punten van behandeling.
2.

Niettemin kunnen door de algemene vergadering van aandeelhouders besluiten worden genomen indien geen oproeping conform lid 1 plaatsvond of het betreffende punt van behandeling niet bij de oproeping werd vermeld, mits het gehele geplaatste kapitaal ter vergadering is vertegenwoordigd en het besluit met algemene stemmen wordt genomen.

3.

De algemene vergaderingen van aandeelhouders wor den gehouden in de plaats waar de vennootschap sta tutair is gevestigd. Zij kunnen in een andere plaats binnen Nederland worden gehouden indien het gehelegeplaatste kapitaal ter vergadering is vertegenwoor digd.

4.

Een unanieme schriftelijke verklaring van de gezamenlijke aandeelhouders heeft dezelfde rechtskracht als een besluit genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal is vertegenwoordigd.

ARTIKEL 15.

1	De vergaderingen van aandeelhouders kiezen zelf hun voorzitter.
2.	Van het verhandelde worden notulen gehouden die door de voorzitter worden vastgesteld en ten blijke daar

Zesde bladzijde.

van ondertekend.

ARTIKEL 16

1.	Ieder aandeel geeft recht op één stem.
2.	Vertegenwoordiging ter vergadering is toegestaan, mits een schriftelijke of telegrafische volmacht, dan wél. een volmacht per telex, wordt overgelegd.

ARTIKEL 17.

Alle besluiten van de algemene vergadering van aandeel houders worden genomen met volstrekte meerderheid van de geldig uitgebrachte stemmen, voorzover door de wet of in deze statuten geen grotere meerderheid is voorge schreven

STATUTENWIJZIGING EN ONTBINDING

ARTIKEL 18.

1.	De algemene vergadering van aandeelhouders kan besluiten de statuten te wijzigen of de vennootschap te ont binden.
2.	Het saldo van liquidatie wordt aan aandeelhouders uitgekeerd naar evenredigheid van hun aandelenbezit.
3.	Overigens geschiedt de vereffening overeenkometig de desbetreffende bepalingen van de Wet.

SLOTBEPALING

De bij de oprichting geplaatste aandelen zullen worden volgestort a pari in contanten. In afwijking van het in deze statuten omtrent benoeming van directeuren bepaalde wordt voor de eerste maal tot directeur benoemd: Rokin Management B.V., gevestigd te Amsterdam. Waarvan akte in minuut is verleden te Amsterdam op de datum in het hoofd dezer akte vermeld. Na zakelijke opgave van de inhoud van deze akte aan de verschenen persoon, heeft deze verklaard van de inhoud van deze akte te hebben kennisgenomen en op volledige voorlezing daarvan geen.prijs te stellen. Vervolgens is deze akte, na beperkte voorlezing, door de comparante, aan mij, notaris, bekend en mij, notaris, ondei

Achtste biadzijde.

tekend.

(Getekend): C.J.Zeevenhoven, Chr.J.Lubbers, notaris.

Op de ontwerp-akte is de volgende verklaring gesteld:

VAN BEZWAREN

NIET GEBLEKEN

No.B.V.185.846

‘s-Gravenhage, 28 september 1977

De Staatssecretaris van Justitie

Namens de Staatssecretaris

Het Hoofd van de

Hoofdafdeling Privaatrecht

Voor deze

(Getekend): J.A.Wegman.

VOOR AFSCHRIFT [Illegible]

INCORPORATION PRIVATE COMPANY

Today, this thirtieth day of September, nineteen hundred and seventy-seven, appeared before me, Christiaan Jan Lubbers, civil-law notary practicing in Amsterdam:

Ms. Cornélie Jacoba Zeevenhoven, deputy civil-law notary, residing in Amsterdam, acting in this matter as the proxy of

1.	B.V. Trustmaatschappij Rokin, with its registered office in Amsterdam;
2.	Rokin Management B.V., with its registered office in Amsterdam.

The mandate and power of attorney of the person appearing become clear from two private deeds of mandate and power of attorney which, after first having been verified as authentic and signed in conformity with the Law, were attached to this deed. The person appearing declared that through this deed it incorporated, on behalf of her mandators, it incorporated a private company with limited liability.

The capital issued upon incorporation is participated in by:

a.	B.V. Trustmaatschappij Rokin for twenty-four (24) shares;
b.	Rokin Management B.V. for one (1) share.

The declaration of no objection was granted on the draft of this deed on twenty-eight September nineteen hundred and seventy-seven, under number B.V. 185.846, as becomes clear from a statement in respect of said draft, which is attached to this deed.

The articles of association of the company are as follows:

NAME AND REGISTERED OFFICE

ARTICLE 1

The company bears the name:

Smurfit International B.V.

It has its registered office in Amsterdam.

OBJECTS

ARTICLE 2.

The objects of the company are to participate in - and acquire participating interests in different ways in - as well as to manage, control, advise and finance other companies and businesses.

The objects of the companies furthermore include the acquisition, exploitation, encumbrance and alienation of immovable properties and the acquisition, granting, exploitation and alienation of licenses, patents, trading names, trade marks, copyrights, production and reproduction rights, royalty rights and all other forms of industrial and intellectual property rights. The objects of the company furthermore include the execution of all that can be related or conducive to the foregoing in the broadest sense of the word.

TERM

ARTICLE 3.

The company has been incorporated for an indefinite period of time.

CAPITAL

ARTICLE 4.

1.

The authorised share capital amounts to one hundred and twenty-five thousand Dutch guilders (NLG 125,000) divided into one hundred and twenty-five (125) shares with a nominal value of one thousand Dutch guilders (NLG 1,000) each, of which twenty-five (25) shares were placed upon incorporation.

2.	The company can purchase fully paid-up shares in its own capital for valuable consideration to a maximum of half of the issued share capital.

For shares purchased by the company in its own capital, no voting rights can be exercised, and these shares shall not be considered in determining to what degree the issued capital of the company is represented at a meeting. On these shares, no profit and/or liquidation payments will be made for the benefit of the company.

SHARES

ARTICLE 5.

1.	The shares shall be registered and are numbered consecutively from 1 upwards.
2.	The company shall not issue any share certificates.
3.	The management shall keep a register of shareholders in accordance with the Law.
4.	The company cannot cooperate, in accordance with the law, with the issue of depositary receipts of shares.
5.

Both a right of pledge and a right of usufruct can be created on shares, however, the voting right attached to the specific shares cannot be attributed to the holder of the right of pledge or right of usufruct. The usufructuary or holder of a right of pledge to whom, as such, the voting right attached to the specific shares does not accrue, shall not have the rights attributed by the Law to holders of depositary receipts of shares issued with the concurrence of the company.

SHARE TRANSFER RESTRICTIONS

ARTICLE 6.

Every transfer of shares, none excepted, can only be effected after these shares have been offered for sale to all other shareholders, who must inform the offerer within two months whether they are eligible to purchase the offered shares against payment in cash.

The offerer remains authorised to revoke his offer, provided that this is done within one month after it has become known to him to which interested parties he can sell the offered shares and at which price.

If it is established that there are among the other shareholders no or an insufficient number of interested parties for the purchase of all offered shares against payment in cash, then during three months thereafter the offerer is free to transfer the offered shares to a party of his choosing. If one or more of the parties so desire, the price of the shares will be established by an independent expert, to be appointed by the Subdistrict Court Judge in whose district the court has its registered office.

TRANSFER OF SHARES

ARTICLE 7.

The transfer of shares is effected by service of the deed of transfer to the company, or by written acknowledgement of the transfer by the company after the deed of transfer has been submitted to the company.

If the transfer concerns shares not fully paid up, the acknowledgement can only be effected if the deed of transfer has a fixed date.

MANAGEMENT

ARTICLE 8.

1.	The management of a company is charged to a management board, consisting of one or more members.
2.	The appointment of directors is effected by the general meeting of shareholders.

Directors may at all times be suspended or discharged by the general meeting of shareholders. However, a suspension may never last longer than three months, also after having been extended one or several times.

3.	The salary and other conditions of the appointment of directors is also adopted by the general meeting of shareholders.

REPRESENTATION

ARTICLE 9.

The company is represented at law and otherwise by each director.

VACANCY OR PROLONGED ABSENCE

ARTICLE 10.

In case of the vacancy or prolonged absence of one of the directors, the remaining directors or the remaining director shall for the time being be charged with the entire management. In case of the vacancy or prolonged absence of all directors or of the only director, the supervisory board shall temporarily be charged with the management of the company.

SUPERVISORY BOARD

ARTICLE 11.

1.	The supervisory board consists of one or more supervisory directors.
2.

The supervisory directors are appointed by the general meeting of shareholders. Supervisory directors can at all times be suspended or discharged by the general meeting of shareholders. However, a suspension may never last longer than three months, also after having been extended one or several times.

3.	The general meeting of shareholders may grant supervisory directors a remuneration.
4.

The general meeting of shareholders may appoint one or more supervisory directors as delegated supervisory director, which supervisory director(s) in such case will be especially charged with entering into regular consultations with the management board regarding the business of the company.

FINANCIAL YEAR

ARTICLE 12.

The financial year of the company runs from one February up to and including thirty-one January thereafter.

PROFIT APPROPRIATION

ARTICLE 13.

The profit according to the profit and loss account adopted by the general meeting of shareholders is at the free disposal of the general meeting of shareholders.

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 14.

1.	The convocation for the general meeting of shareholders must be effected no later than on the fifteenth day prior to the meeting by registered letter, stating the items on the agenda.
2.

Nonetheless, resolutions can be passed by the general meeting of shareholders if no convocation has been effected in conformity with subclause 1 or the specific item on the agenda was not stated on the convocation letter, provided that the entire capital is represented at the meeting, and the resolution is passed by unanimous decision.

3.

The general meetings of shareholders are convened where the company has its registered office. They can be convened in another municipality in the Netherlands, if the entire issued share capital is represented at the meeting.

4.	A unanimous written statement of the joint shareholders has the same force of law as a resolution passed by unanimous decision at a meeting where the entire issued capital is represented.

ARTICLE 15.

1.	The general meetings of shareholders shall elect a chairman from their midst.
2.	Minutes are kept of the proceedings at the meetings, which are adopted by the chairman and, in witness thereof, are signed.

ARTICLE 16.

1.	Each share gives a right to one vote.
2.	Representation at the meeting is permitted, provided that a written or telegraphic power of attorney, or a power of attorney by telex, is submitted.

ARTICLE 17.

All resolutions of the general meeting of shareholders are passed by a majority of valid votes cast, in so far as the law or these articles of association do not prescribe a larger majority.

AMENDMENT TO THE ARTICLES OF ASSOCIATION AND DISSOLUTION ARTICLE 18.

1.	The general meeting of shareholders may decide to amend the articles of association or to dissolve the company.
2.	The balance of the liquidation is distributed to the shareholders in proportion to their respective shareholdings.
3.	The winding-up otherwise proceeds in accordance with the specific provisions of the Law.

FINAL PROVISIONS

The shares issued on incorporation will be paid up at par value in cash.

In deviation of what is provided by these articles of association regarding the appointment of directors, the first- appointed directors are:

Rokin Management B.V., with its registered office in Amsterdam.

Whereof record has been executed in Amsterdam, at the date first mentioned in this deed.

After a reading of the substance of this deed to the person appearing, the person appearing declared to have taken cognisance of the contents of this deed, and that she did not require a full reading of the deed.

Subsequent, after a limited reading, this deed was signed by the person appearing, known to me, civil-law notary, and by me.

(Signed): C.J. Zeevenhoven, Chr.J.Lubbers, civil-law notary.

The following declaration has been issued upon the draft deed:

NO OBJECTIONS FOUND

No. B.V.185.846

‘s-Gravenhage, 28 September 1977

The Deputy Minister of Justice

For the Head of the Civil-Law Section:

(Signed): J.A. Wegman

FOR COPY

[STAMP CIVIL-LAW NOTARY]	(Signed)